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                                                                    Exhibit (12)

                         THE McGRAW-HILL COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                  Years Ended December 31,
                                                             ------------------------------------------------------------------
                                                               2002           2001          2000          1999           1998
                                                               ----           ----          ----          ----           ----
                                                                               (In thousands of dollars)
Earnings
  Earnings from operations
    before income tax expense,
    extraordinary item (net of
    taxes) and cumulative change                             $891,162       $605,382      $757,477      $ 691,059      $549,146
    in accounting (net of taxes)
    (a)(b)(c)(d)(e)
  Fixed charges (f)                                            76,094         99,472        92,098         78,198        79,618
  Capitalized interest                                              -              -             -              -             -
                                                             --------       --------      --------      ---------      --------
    Total Earnings                                           $967,256       $704,854      $849,575      $ 769,257      $628,764
                                                             ========       ========      ========      =========      ========

  Fixed Charges(f)
    Interest expense                                         $ 25,004       $ 57,976      $ 56,434      $  44,953      $ 51,857
    Portion of rental payments
     Deemed to be interest                                     51,090         41,496        35,664         33,245        27,761
                                                             --------        -------      --------      ---------      --------
    Total Fixed Charges                                      $ 76,094       $ 99,472      $ 92,098      $  78,198      $ 79,618
                                                             ========       ========      ========      =========      ========
  Ratio of Earnings to Fixed charges:

    Earnings from operations
    before income tax expense,
    cumulative adjustment,
    extraordinary item and net of                               12.7x           7.1x          9.2x           9.8x          7.9x
    taxes (a)(b)(c)(d)(e)(f)

(a)      2002 includes a $14.5 million pre-tax loss on the sale of MMS
         International.

(b) 2001 includes a $159.0 million provision for restructuring and asset write-down, a $6.9 million pre-tax gain on the sale of real estate, a $8.8 million pre-tax gain on the sale of DRI, and a $22.8 million pre-tax charge for the write-down of certain assets, the shutdown of Blue List and the contribution of Rational Investors.

(c) 2000 includes a $16.6 million pre-tax one-time gain on the sale of the company's Tower Group International Division.

(d) 1999 includes a $39.7 million pre-tax one-time gain on the sale of the company's Petrochemical publications.

(e) 1998 includes the impact from the early extinguishment of $155 million of the company's 9.43% Notes in 1998, a $26.7 million gain on the sale of a building at 65 Broadway and a $16.0 million charge for the write-down of assets at the Continuing Education Center.

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(f)      For purposes of computing the ratio of earnings to fixed charges,
         "earnings from continuing operations before income tax expense" excludes undistributed equity in income of less than 50%-owned companies, primarily the Company's earnings in its 45% interest in Rock-McGraw, Inc. The Rock-McGraw earnings over the past five years are as follows: 2002 $13.9 million; 2001 $9.7 million; 2000 $9.9 million; 1999 $6.6 million; and 1998 $7.1 million. "Fixed charges" consist of
         (1) interest on debt, and (2) the portion of the Company's rental expense deemed representative of the interest factor in rental expense.

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